UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2012

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed on November 4, 2011, iBio, Inc. received notice from the NYSE Amex LLC (the “Exchange”) that it was not in compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide, which applies if a listed company has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether iBio will be able to continue operations and/or meet its obligations as they mature.

In response to the notice from the Exchange, iBio submitted a plan of compliance to the Exchange which was ultimately accepted by the Exchange on January 4, 2012. The plan contemplated, among other things, that iBio would complete an equity offering with gross proceeds of approximately $5 million before January 25, 2012 to regain compliance with Section 1003(a)(iv).

As announced on January 10, 2012, iBio subsequently priced a public offering of common stock and common stock purchase warrants for gross proceeds of approximately $10 million. The offering closed on January 13, 2012. As a result of the completion of the offering, iBio believes that it has completed the compliance plan that was accepted by the Exchange. Based on iBio’s preliminary balance sheet as of December 31, 2011, iBio believes that after giving effect to the offering, the adjusted stockholders’ equity and cash now exceed $9 million. Moreover, iBio believes that it has sufficient working capital to fund its operations for the next 12 months. iBio is awaiting confirmation from the Staff of the Exchange that it has completed its plan of compliance and is now in full compliance with all applicable requirements for continued listing. iBio intends to publicly announce such confirmation promptly following receipt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: January 26, 2012	By:	/s/ Douglas Beck
Douglas Beck
Chief Financial Officer